Exhibit 4.3

Seller	Apogee West LLC 457 Turkey Track Rd Saco, MT 59261

Buyer	ABIT USA, Inc. Attn: Philip Hicks, GM - North America 4458 White Oak Rd Duff, TN 37729 Email: Phil@abitgrp.com

Transaction Summary

Qty	Description	Unit Price	Line Total
200	New and unused Bitmain Antminer T21 190T units in open factory boxes (with associated cables / lot as quoted)		[***]

1	Separate third-party testing / DOA screening fee payable directly by Buyer to Compass Mining Inc. pursuant to separate invoice		[***]

1	Freight / insured transit to Duff, Tennessee		[***]

		Total to Seller	$129,988.00

Commercial Terms

1. Sale of Goods. Seller agrees to sell and Buyer agrees to purchase the equipment and freight services listed above for the total purchase price payable to Seller of USD $129,988.00.

2. Payment Terms. Buyer shall pay the Seller invoice amount of USD $129,988.00 by USD wire transfer in immediately available funds pursuant to Seller’s remittance instructions. Seller is not obligated to release the goods for shipment until full cleared payment has been received unless otherwise agreed in writing.

3. Separate Third-Party Testing Charge. Buyer shall separately pay USD $6,000.00 directly to Compass Mining Inc. for testing / DOA screening of the lot, pursuant to a separate invoice issued by Seller referencing Compass Invoice 10948 dated March 20, 2026. Such testing amount is not included in the purchase price payable to Seller under this Agreement and is due before testing is performed.

4. Delivery. Delivery shall be made to 4458 White Oak Rd, Duff, TN 37729, or such other destination as the Parties may confirm in writing. Freight is included as a separate stated line item.

5. Title and Risk of Loss. Title to the goods transfers to Buyer upon Seller’s release of the shipment to the carrier following receipt of full cleared payment. Risk of physical loss or damage during transit is covered by shipping insurance for the load, subject to the terms, limits, exclusions, and claims procedures of the applicable carrier and/or cargo insurance policy.

6. DOA / Inspection Period. Buyer shall inspect the shipment promptly upon arrival. Any dead-on-arrival claim must be submitted in writing to Seller within seven (7) calendar days after delivery, with reasonable supporting evidence sufficient to identify the affected unit(s). Failure to provide written notice within that period constitutes acceptance of the goods except for any transit claim handled through applicable insurance.

7. New and Unused Open-Box Equipment; Limited Remedy. The equipment is represented for this transaction as new and unused in open factory boxes and, except for the express seven (7) day DOA process above, is sold without any other warranty, express or implied, including any warranty of merchantability, fitness for a particular purpose, non-infringement, performance, future profitability, or compatibility.

8. Transit Claims. Visible shipping damage, shortages, or other transit-related loss shall be noted at delivery where practicable and reported promptly so that any cargo or carrier claim may be timely pursued. Seller will reasonably cooperate with documentation relating to covered transit claims.

9. Returns / Cancellation. This order is non-cancelable and non-returnable except as expressly provided in Section 6 or as otherwise agreed by the Parties in writing.

10. Limitation of Liability. Seller’s aggregate liability arising out of or relating to this Agreement shall not exceed the amounts actually paid by Buyer to Seller under this Agreement. In no event shall either Party be liable for consequential, incidental, special, punitive, or lost-profit damages.

11. Taxes and Fees. Buyer is responsible for any applicable taxes, duties, import charges, use taxes, or similar governmental charges arising from the purchase, shipment, receipt, ownership, or use of the goods, excluding taxes based on Seller’s net income.

12. Entire Agreement. This Purchase Agreement, together with the matching Seller invoice and the separate Compass testing invoice issued in connection with this transaction, constitutes the complete agreement between the Parties regarding the subject matter and supersedes prior oral statements concerning the same transaction.

1. 13. Governing Law. This Agreement shall be governed by the laws of the State of Montana, without regard to conflict-of-laws rules. The Parties consent to resolution of disputes in Montana unless they later agree otherwise in writing.

Remittance Instructions

Receiver / Intermediary Bank	[***]

ABA	[***]

Beneficiary Bank	[***]

ABA / Routing Number	[***]

Final Credit To	Apogee West LLC - Account No. [***]

Execution. This Agreement may be executed in counterparts and by PDF or electronic signature, each of which shall be deemed an original.

SELLER		BUYER

Apogee West LLC		ABIT USA, Inc.

By:		By:

Name:	Scott Bullard	Name:	Philip Hicks

Title:	Managing Member	Title:	GM - North America

Date:	3/21/2026	Date:	3/21/2026